Exhibit 99.6

                    SECOND ADDENDUM TO OEM/RESELLER AGREEMENT


     The parties hereby enter into this Second Addendum to the OEM/Reseller Agreement ("Agreement"), dated January 18th, 2000 and entered into by and between Artisoft, Inc. ("Artisoft"), a Delaware corporation having a place of business at 5 Cambridge Center, Cambridge, Massachusetts 02142, and the Telecommunication Systems Division of Toshiba America Information Systems, Inc. ("TAIS"), a California corporation having a place of business at 9740 Irvine Boulevard, Irvine, California 92618.

     1. AMENDMENT TO SECTION 5.4(d). The parties hereby agree to delete Section 5.4(d) in its entirety and to replace that subsection with the following:

     (d) INITIAL PAYMENT SCHEDULE. Subject to subsection 5.4(e), until such time as TAIS has paid to Artisoft the aggregate amount of $5 million under this Agreement (as to which Artisoft acknowledges the receipt of $3 million), all royalty payments shall be made in accordance with the following schedule:

          (1) At the end of the second calendar quarter of 2002, TAIS shall pay the greater of (i) the total of the Initial Royalty Fees, Additional Initial Royalty Fees and Special Royalty Fees applicable under the provisions of Section
5.4 ("Applicable Royalties") for products licensed in that calendar quarter in accordance with Section 5.4, or (ii) $250,000; provided, however, that if the amount in subsection (ii) is greater than the amount in subsection (i), the difference shall be considered a prepayment of future royalties and shall reduce any royalties owed to Artisoft in any future period accordingly until exhausted.

          (2) At the end of the third calendar quarter of 2002, TAIS shall pay the greater of (i) the Applicable Royalties for products licensed in that calendar quarter in accordance with Section 5.4, less any unused prepayments made in any previous period; or (ii) $375,000; provided, however, that if the amount in subsection (ii) is greater than the amount in subsection (i), the difference shall be considered a prepayment of future royalties and shall reduce any royalties owed to Artisoft in any future period accordingly until exhausted.

          (3) At the end of the fourth calendar quarter of 2002, TAIS shall pay the greater of (i) the Applicable Royalties for products licensed in that calendar quarter in accordance with Section 5, less any unused prepayments made in any previous period; or (ii) $375,000; provided, however, that if the amount in subsection (ii) is greater than the amount in subsection (i), the difference shall be considered a prepayment of future royalties and shall reduce any royalties owed to Artisoft in any future period accordingly until exhausted.

          (4) At the end of the first calendar quarter of 2003, TAIS shall pay the greater of (i) the Applicable Royalties for products licensed in that calendar quarter in accordance with Section 5.4, less any unused prepayments made in any previous period; or (ii) $375,000; provided, however, that if the amount in subsection (ii) is greater than the amount in subsection (i), the difference shall be considered a prepayment of future royalties and shall reduce any royalties owed to Artisoft in any future period accordingly until exhausted.

          (5) At the end of the second calendar quarter of 2003, TAIS shall pay the greater of (i) the Applicable Royalties for products licensed in that calendar quarter in accordance with Section 5.4, less any unused prepayments made in any previous period; or (ii) $375,000; provided, however, that if the amount in subsection (ii) is greater than the amount in subsection (i), the difference shall be considered a prepayment of future royalties and shall reduce any royalties owed to Artisoft in any future period accordingly until exhausted.

          (6) At the end of the third calendar quarter of 2003, TAIS shall pay the greater of (i) the Applicable Royalties for products licensed in that calendar quarter in accordance with Section 5.4, less any unused prepayments made in any previous period; or (ii) $250,000; provided, however, that if the amount in subsection (ii) is greater than the amount in subsection (i), the difference shall be considered a prepayment of future royalties and shall reduce any royalties owed to Artisoft in any future period accordingly until exhausted.

     2. RENEWAL OF AGREEMENT. Pursuant to Section 14.2 of the Agreement, the Parties agree to extend the term of the Agreement for the one-year additional period.

     IN WITNESS WHEREOF, the parties have caused this Second Addendum to be executed by their duly authorized representatives on the date(s) shown below.


                                          ARTISOFT, INC.


Date: May 31, 2002                        By: /s/ Steve G. Manson
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                                              Steve Manson
                                              President and CEO


                                          TOSHIBA AMERICA INFORMATION
                                          SYSTEMS, INC.,


Date: May 14, 2002                        By: /s/ Michael E. Durance
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                                              Michael E. Durance
                                              Vice President and General Manager